UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   LACY, VIRGINIA C.
   c/o CryoLife, Inc.
   1655 Roberts Boulevard, NW
   Kennesaw, GA  30144
2. Issuer Name and Ticker or Trading Symbol
   CRYOLIFE, INC.
   CRY
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock, $.01 par value |5-11-9|S4(1|500               |D  |$11.25     |                   |      |                           |
                             |9     |)   |                  |   |           |                   |      |                           |
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Common Stock, $.01 par value |5-11-9|S4(1|5,000             |D  |11.00      |                   |      |                           |
                             |9     |)   |                  |   |           |                   |      |                           |
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Common Stock, $.01 par value |5-11-9|S4(1|2,500             |D  |11.125     |                   |      |                           |
                             |9     |)   |                  |   |           |                   |      |                           |
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Common Stock, $.01 par value |5-12-9|S4(1|2,500             |D  |11.125     |                   |      |                           |
                             |9     |)   |                  |   |           |                   |      |                           |
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Common Stock, $.01 par value |5-12-9|S4(1|3,100             |D  |11.00      |                   |      |                           |
                             |9     |)   |                  |   |           |                   |      |                           |
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Common Stock, $.01 par value |5-13-9|S4(1|1,400             |D  |11.25      |15,000             |I     |Pension Plan (1)           |
                             |9     |)   |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |24,000             |D     |                           |
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                             |      |    |                  |   |           |110,586            |I     |Bene of  IRA (2)           |
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                             |      |    |                  |   |           |215,500            |I     |Bene of Trust (2)          |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Explanation of Responses:
(1) Shares sold by the Precision Devices Qualified Pension Plan (the "Plan") of which Ms. Lacy is an administrator of the Plan.
(2) Ms. Lacy is the beneficiary of a trust and two IRAs in the name of her deceased spouse.
SIGNATURE OF REPORTING PERSON
VIRGINIA C. LACY
DATE
April 11, 2000